Exhibit 5.1

1221 PEACHTREE STREET, N.E. • SUITE 400 • Atlanta, Georgia 30361

TELEPHONE: +1.404.521.3939 • FACSIMILE: +1.404.581.8330

May 17, 2021

Rayonier, L.P.

c/o Rayonier Inc.

1 Rayonier Way

Wildlight, Florida 32097

Re: $450,000,000 of 2.750% Senior Notes due 2031 of Rayonier, L.P.

Ladies and Gentlemen:

We are acting as counsel for Rayonier, L.P., a Delaware limited partnership (the “Issuer”), and Rayonier Inc., a North Carolina corporation (the “Parent”), Rayonier TRS Holdings Inc., a Delaware corporation, and Rayonier Operating Company LLC, a Delaware limited liability company (collectively, the “Guarantors”), in connection with the issuance and sale of $450,000,000 aggregate principal amount of 2.750% Senior Notes due 2031 (the “Notes”), and the full and unconditional guarantee of the Notes (the “Guarantees”) by the Guarantors, pursuant to the Underwriting Agreement, dated May 12, 2021, by and among the Issuer, the Guarantors and J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, acting as representatives of the several underwriters named therein. The Notes and the Guarantees are to be issued pursuant to an indenture, dated September 9, 2020 (the “Base Indenture”) by and among the Issuer, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by the first supplemental indenture, dated May 17, 2021 (the “Supplemental Indenture”), among the Issuer, the Guarantors and the Trustee (collectively with the Base Indenture, the “Indenture”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Notes constitute valid and binding obligations of the Issuer.

2. The Guarantees constitute valid and binding obligations of those Guarantors.

For purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

AMSTERDAM • ATLANTA• BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DETROIT DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SAUDI ARABIA • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Rayonier, L.P.

May 17, 2021

In rendering the foregoing opinions, we have assumed that (i) the Parent is a corporation existing and in good standing under the laws of the State of North Carolina (the “Jurisdiction”); (ii) the Indenture and the Guarantee of the Parent (a) have been authorized by all necessary corporate power of the Parent and (b) have been executed and delivered by the Parent under the laws of the Jurisdiction; and (iii) the execution, delivery, performance and compliance with the terms and provisions of the Indenture and the Guarantee of the Parent by the Parent do not violate or conflict with the laws of the Jurisdiction, the provisions of the articles of association and bylaws of the Parent or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to the Parent or its respective properties.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

For purposes of our opinions insofar as they relate to the Guarantors, we have assumed that the obligations of each Guarantor under the Guarantees are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate or other entity purposes, or necessary or convenient to the conduct, promotion or attainment of the business of the respective Guarantor and will benefit the respective Guarantor, directly or indirectly.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Issuer, the Guarantors and others. The opinions expressed herein are limited to the (i) laws of the State of New York, (ii) General Corporation Law of the State of Delaware, (iii) Delaware Limited Liability Company Act and (iv) Delaware Revised Uniform Limited Partnership Act, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Issuer and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-248702) (the “Registration Statement”), filed by the Issuer and the Guarantors to effect the registration of the Notes and the Guarantees under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day